                                                                    Exhibit 23.3


                    CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
of Texas Bancshares, Inc.

We consent to the inclusion in this Amendment No 1. to registration statement on Form S-4 of Wells Fargo & Company of our report dated February 25, 1999, with respect to the consolidated balance sheets of Texas Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.


/s/ KPMG LLP

San Antonio, Texas

September 13, 1999